                                                                    EXHIBIT 99.1

FOR RELEASE: November 9, 2005

                                                          CONTACT: Cheryl Hansen
                                                    Director, Investor Relations
                                                                   (610)645-1084
                                                        clhansen@aquaamerica.com
                                                        ------------------------

                                                                    Donna Alston
                                                         Manager, Communications
                                                                  (610) 645-1095
                                                        dpalston@aquaamerica.com
                                                        ------------------------


                  AQUA AMERICA REPORTS INCREASED NET INCOME FOR
                               THIRD QUARTER 2005

         10 PERCENT DIVIDEND INCREASE AND FOUR-FOR-THREE STOCK SPLIT SET
                                 FOR DECEMBER 1

BRYN MAWR, PA, NOVEMBER 9, 2005 - Aqua America, Inc. (NYSE: WTR) today reported net income for the quarter ended September 30, 2005 grew to $27.9 million, a 16 percent increase from $24.1 million in the third quarter of 2004. Diluted earnings per share for the quarter increased to $0.29, up 12 percent from $0.26 for the same period in 2004, on four percent more shares outstanding.

Operating revenues increased 14 percent to $136.8 million for the third quarter of 2005 from $120.3 million in the same period in 2004. The revenue increase is primarily due to the result of the benefits received from major rate awards in key states during the third quarter of 2004 and a return to more normal levels of water consumption over the same period last year. Aqua America Chairman and CEO Nicholas DeBenedictis said, "The weather during the months of May to September has a direct impact on customers' incremental water demand. During these key months, weather extremes such as hot, dry weather or cool, wet weather can have a positive or negative impact, respectively, on our financial results. This summer's weather could be classified as more normal overall."

For the nine months ended September 30, 2005, operating revenues totaled $373.9 million, an increase of 14 percent from $326.6 million for the nine months ended September 30, 2004. The year-to-date revenue growth was driven by significant rate decisions during the third quarter of 2004 and also positively impacted by the benefits of customer growth due primarily to the larger acquisitions in mid 2004. Net income for the first nine months of 2005 increased 20 percent to $69.0 million from $57.5 million and corresponding diluted earnings per share increased 16 percent to $0.71 from $0.61 in the same period last year.

DeBenedictis said, "The company's financial performance year-to-date has been exceptional, aided by the favorable events in mid 2004, namely the acquisitions of Heater Utilities (North Carolina) and Florida Water Services (Florida) and significant rate awards in some of our larger states. These events, supplemented by our normal growth-through-acquisition and capital investment strategy, have provided favorable comparisons over the past four quarters and now will be part of the company's growing asset and earnings base going forward. Our long-term goals have consistently been seven percent revenue growth and 10 percent earnings growth. While we are pleased that the favorable comparisons have allowed us to exceed these targets year-to-date, our long-term objectives remain the same."

On August 2, 2005, the Board of Directors voted to increase the December 1, 2005 common stock cash dividend to shareholders by 10 percent, which on an annualized basis is equivalent to a $0.05 increase above the current annual dividend rate of $0.52 to $0.57 per share. Additionally, the Board approved, for the sixth time in nine years, a stock split to be effected in the form of a four-for-three (33 1/3 percent) stock distribution. The increased quarterly cash dividend of $0.1425 per share, from $0.13 per share, and the subsequent stock split will be effected with the December 1, 2005 cash dividend payment and is available to shareholders of record as of November 17, 2005. As a result of the stock split, the new quarterly cash dividend rate will be $0.1069 per share on the increased number of shares resulting from the stock distribution, or $0.4276 per share on an annualized basis. This cash dividend increase is the company's 15th in 14 years.

The company's ratio of operating and maintenance expenses to revenues (efficiency ratio) for the third quarter of 2005 was 38.5 percent, an improvement from 41.3 percent in the second quarter of 2005. Year-to-date September 30, 2005, the company's efficiency ratio also improved to 40.4 percent from 40.7 percent for the same period in 2004. DeBenedictis said, "Our efficiency ratio is an important measure and an ongoing focus of management. We work toward continuous improvement of our controllable expenses, which helps offset expenses that are trending upward, such as healthcare and pension costs."

Consistent with Aqua America's long-term growth-through-acquisition strategy, the company has completed 28 acquisitions year-to-date in 2005 in the states in which it operates. DeBenedictis said, "These small system acquisitions are the bread and butter upon which our long-term growth strategy was founded. We use these small acquisitions to perpetuate our growth and consolidation of the fragmented water industry through the regulated model - buying underperforming assets, fixing them and then obtaining a fair regulated return for our investment through the rate-making process."

The company's conference call with analysts will take place on Wednesday, November 9, 2005 at 11:00 a.m. Eastern Standard Time. The call will be webcast so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company's Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay for 10 business days after the call, beginning at 12:00 p.m. Wednesday, November 9, 2005 through Wednesday, November 23, 2005. To access the audio replay in the U.S., dial (888)-203-1112 (PIN# 4941886). For international callers, dial
(719)-457-0820 (PIN# 4941886).

Aqua America, Inc. is the largest U.S.-based publicly-traded water utility, serving more than 2.5 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, New York, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the impact of acquisitions, customer growth and rate increases on revenues and earnings, increased opportunities from acquisitions to invest and earn a return on infrastructure improvements, opportunities to reduce expenses, the growth prospects, the effect on operating expense levels associated with acquired operations and the company's long-term targets. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.

The following table shows selected operating data for the quarters and nine months ended September 30, 2005 and 2004 (in thousands, except per share data) for Aqua America, Inc.

                                                                            (Unaudited)

                                                        Quarter Ended                       Nine Months Ended
                                                        September 30,                          September 30,

                                                    2005          2004                       2005        2004
                                                    ----          ----                       ----        ----
Operating revenues                                $136,783       $120,305                  $373,871    $326,597
                                                  =======================                  ====================

Net income                                        $ 27,917       $ 24,087                  $ 69,006    $ 57,533
                                                  =======================                  ====================

Basic net income per share                        $   0.29       $   0.26                  $   0.72    $   0.62
                                                  =======================                  ====================
Diluted net income per share                      $   0.29       $   0.26                  $   0.71    $   0.61
                                                  =======================                  ====================

Average common shares outstanding:
  Basic                                             96,185         93,065                    95,867      92,874
                                                  =======================                  ====================
  Diluted                                           97,674         94,023                    97,226      93,884
                                                  =======================                  ====================

                                  Aqua America, Inc. and Subsidiaries
                      Consolidated Statements of Income and Comprehensive Income
                               (In thousands, except per share amounts)
                                              (Unaudited)

                                                      Quarter Ended               Nine Months Ended
                                                      September 30,                 September 30,
                                                      -------------                 -------------
                                                    2005          2004            2005         2004
                                                    ----          ----            ----         ----
Operating revenues                                $136,783       $120,305       $373,871     $326,597

Cost & expenses:
    Operations and maintenance                      52,666         46,526        150,866      132,840
    Depreciation                                    15,578         14,112         44,890       41,292
    Amortization                                     1,172          1,177          3,627        3,096
    Taxes other than income taxes                    8,276          7,493         24,033       21,455
                                                  --------       --------       --------     --------
Total                                               77,692         69,308        223,416      198,683
                                                  --------       --------       --------     --------

Operating income                                    59,091         50,997        150,455      127,914

Other expense (income):
    Interest expense, net                           13,279         12,346         38,615       35,584
    Allowance for funds used during construction      (433)          (695)        (1,497)      (2,028)
    Gain on sale of other assets                       (77)          (491)          (582)        (967)
                                                  --------       --------       --------     --------
Income before income taxes                          46,322         39,837        113,919       95,325
Provision for income taxes                          18,405         15,750         44,913       37,792
                                                  --------       --------       --------     --------
Net income                                        $ 27,917       $ 24,087       $ 69,006     $ 57,533
                                                  ========       ========       ========     ========

Net income                                        $ 27,917       $ 24,087       $ 69,006     $ 57,533
Other comprehensive income (loss), net of tax:
    Unrealized gain on securities                        -              -              -           59
    Reclassification adjustment for gains
        reported in net income                           -              -              -         (230)
                                                  --------       --------       --------     --------
Comprehensive income                              $ 27,917       $ 24,087       $ 69,006     $ 57,362
                                                  ========       ========       ========     ========

Net income per common share:
   Basic                                          $   0.29       $   0.26       $   0.72     $   0.62
   Diluted                                        $   0.29       $   0.26       $   0.71     $   0.61

Average common shares outstanding:
   Basic                                            96,185         93,065         95,867       92,874
                                                  ========       ========       ========     ========
   Diluted                                          97,674         94,023         97,226       93,884
                                                  ========       ========       ========     ========

                             Aqua America, Inc. and Subsidiaries
                             Condensed Consolidated Balance Sheets
                                   (In thousands of dollars)
                                          (Unaudited)



                                                               September 30,      December 31,
                                                                   2005               2004
                                                                   ----               ----
Net property, plant and equipment                               $2,186,192         $2,069,812
Current assets                                                      93,379             90,127
Regulatory assets and other assets                                 231,940            192,251
                                                                ----------         ----------
                                                                $2,511,511         $2,352,190
                                                                ==========         ==========


Common stockholders' equity                                     $  780,089         $  747,231
Long-term debt, excluding current portion                          854,469            784,461
Current portion of long-term debt and loans payable                141,309            135,310
Other current liabilities                                           96,905             82,072
Deferred credits and other liabilities                             638,739            603,116
                                                                ----------         ----------
                                                                $2,511,511         $2,352,190
                                                                ==========         ==========


                                                                                         WTRF